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                                                                                                                  EXHIBIT 11.0

                                                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                                                                Year Ended June 30,
                                                                                         ---------------------------------
                                                                                          1996                      1995
                                                                                         -------                   -------
                                                                                      (In thousands, except per share amount)
Net Income                                                                               $11,723                   $ 9,702
                                                                                         =======                   =======

Weighted average common shares outstanding                                                 8,594                     9,327

Common stock equivalents due to dilutive
    effect of stock option                                                                   323                        60
                                                                                         -------                   -------

Total weighted average common shares and
    equivalents outstanding                                                                8,917                     9,387
                                                                                         =======                   =======

Earnings per common and common share equivalents                                         $  1.31                   $  1.03
                                                                                         =======                   =======

Total weighted average common shares and
    equivalents outstanding                                                                8,917                     9,387

Additional dilutive shares using ending period
    market value versus average market value for
    the period when utilizing the treasury stock
    method regarding stock options                                                            29                        17
                                                                                         -------                   -------

Total shares for fully dilutive earnings per share                                         8,946                     9,404
                                                                                         =======                   =======

Fully diluted earnings per common and
common share equivalents                                                                 $  1.31                   $  1.03
                                                                                         =======                   =======
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